Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

KAR Holdings, Inc.:

We consent to the use of our reports included herein relating to the consolidated financial statements of KAR Holdings, Inc. as of and for the years ended December 31, 2008 and 2007; the consolidated financial statements of ADESA, Inc., and subsidiaries (ADESA) as of April 19, 2007 and for the period ended April 19, 2007 and for the year ended December 31, 2006; and the consolidated financial statements of Insurance Auto Auctions, Inc. and subsidiaries (IAAI) as of April 19, 2007 and for the period ended April 19, 2007 and for the year ended December 31, 2006 and to the reference to our firm under the heading “Experts” in the registration statement. Our report on the financial statements of ADESA refers to the adoption in 2007 of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” and in 2006 of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” Our report on the financial statements of IAAI refers to the adoption in 2006 of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements,” and Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/ KPMG LLP

Indianapolis, Indiana

April 20, 2009